Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use and incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-10587 on Form F-4 of Telefónica de Argentina S.A. of our report dated February 12, 2003 appearing in the annual report on Form 20-F of Telefónica de Argentina S.A. for the year ended December 31, 2002 and our report dated June 13, 2002 appearing in the transition report on Form 20-F of Compañía Internacional de Telecomunicaciones S.A. for the three-month fiscal year ended December 31, 2002 and to the reference to our firm under the heading “Experts” in the Telefónica de Argentina S.A. Prospectus, which is part of this Registration Statement, related to the Offers to Exchange existing U.S.$225 million 8.85% Series A Notes due 2004 of Compañía Internacional de Telecomunicaciones S.A. for U.S. dollar-denominated 8.85% Notes due 2011 and a cash payment and existing Ps.175 million 10 3/8% Series B Notes due 2004 of Compañía Internacional de Telecomunicaciones S.A., either U.S. dollar-denominated 8.85% Notes due 2011 and a cash payment or Argentine peso-denominated Conversion Notes due 2011 and a cash payments and solicitations of proxies to vote in favor of amendments to the terms of the existing notes.

June 17, 2003

DELOITTE & CO. S.R.L.